Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS AGREEMENT made as of August 5, 2019

BETWEEN:

AQUINOX PHARMACEUTICALS (CANADA) INC. of 450-887 Great Northern Way, Vancouver, BC, V5T 4T5

(“Aquinox” or the “Company”)

AND:

DAVID MAIN

(“Main”)

WHEREAS:

A.	Main is employed pursuant to an employment agreement dated January 1, 2014, and amended on November 6, 2018 (the “Employment Agreement”);

B.	The Company is merging with Neoleukin Therapeutics Inc. on or around August 8, 2019 (the “Transaction”). As a result of this restructuring, Main’s employment with the Company will terminate; and

C.	The parties wish to resolve all matters relating to Main’s employment and departure from the Company.

IN CONSIDERATION of the conditions set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by each of the Parties hereto, the Parties agree as follows:

1.

Main will resign from all Director, Officer and employee positions held with the Company and any related or associated entities effective August 8, 2019 (the “Date of Separation”). For greater clarity, Main’s employment with the Company will end on the Date of Separation.

2.	The Company will continue to compensate Main as required under the Employment Agreement up to the Date of Separation.

3.	The Company will pay Main any accrued and unpaid vacation earned up to the Date of Separation.

4.	The parties agree that the Company will provide Main with:

(a)	a lump sum payment equivalent to eighteen (18) months’ of his Base Salary (as defined in the Employment Agreement) in effect at the time of the Date of Separation;

(b)	a lump sum payment equivalent to eighteen (18) months’ bonus pay, that will be calculated and based on the bonus payment average from the previous three (3) years from the Date of Separation; and

(c)

continuance of health and dental benefits coverage under an individual extended health benefits plan paid for by the Company, subject to the terms of the plan, for eighteen (18) months from the Date of Separation (the “Notice Period”), or until Main obtains other benefit coverage, whichever occurs first. In the event that the plan does not provide continuation of coverage after termination of Main’s employment, the Company will provide, or reimburse him for the cost of, equivalent replacement coverage until the earlier of Main obtaining coverage from a new employer or the expiry of the Notice Period; and

(d)

a lump sum payment of $2,000 CDN on the Date of Separation to cover the differential cost in coverage amounts between the group health benefits program which Main may have participated in previously with the Company, and the individual health benefits plan.

5.	The Company will also provide Main with, and cover the cost of, U.S. and Canadian tax filing support services for the 2019 tax year.

6.

All unvested options will immediately vest and will remain exercisable for a period of ninety (90) days following the Date of Separation, at which time any vested but unexercised options will expire and be forfeit, with the exception of the August 2018 Option Grant which provides for three (3) years to exercise from the Date of Separation.

7.	Additionally, the Company will provide Main with a transaction bonus of $401,250 USD equivalent to 1.5x his annual target bonus upon close of the Transaction.

8.

Main shall execute the Full and Final Release attached as Appendix “A”, which releases the Company, including its respective parent, subsidiaries, affiliates and its respective employees, officers, directors, servants, agents, and their successors and assigns from any and all claims related to Main’s employment of any nature whatsoever.

9.

Main will immediately return any and all material, equipment, credit cards, identification cards, keys, documentation, etc. belonging to the Company in his or her possession or control as requested by the Company.

10.	Main acknowledges and agrees to comply with the obligations around confidential information contained in Article 3 of the Employment Agreement.

11.	Main agrees that the terms of this Agreement shall not be disclosed, in who or in part, to any person, except his spouse, and legal and financial advisor(s), or as otherwise required by law.

12.	Main agrees and acknowledges that this Agreement and Release are governed by the laws of Canada and British Columbia.

13.

Main expressly acknowledges that the content, terms and effect of this Agreement are fully understood and that he has had the opportunity to obtain independent legal counsel to review the contents of this Agreement. Main confirms that he is executing this Agreement voluntarily and without duress.

14.

This Agreement may be executed in counterpart and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Separation Agreement as of the date appearing above.

SIGNED, SEALED AND DELIVERED by DAVID MAIN in the presence of: /s/ Darcie Stuart		) ) ) )	/s/ David Main
Witness Darcie Stuart		) )	DAVID MAIN
Name 450-887 Great Northern Way		) )
Address Vancouver, BC VC3 549		) )

AQUINOX PHARMACEUTICALS (CANADA) INC.		) )
Per:	/s/ Kamran Alam	) ) )
	Authorized Signatory	)

[Signature Page to Separation Agreement]

FULL AND FINAL RELEASE

(“Release”)

I, DAVID MAIN, in consideration of the payment set forth in the attached Separation Agreement dated August 5, 2019 (the “Consideration”), the receipt and sufficiency of which is hereby acknowledged, agree:

1. I hereby release and forever discharge AQUINOX PHARMACEUTICALS (CANADA) INC. (the “Company”), and their successors, assigns, directors, officers, servants, employees, any affiliated companies and agents, (collectively referred to as the “Releasees”) from any and all proceedings, claims, demands, any and all actions, causes of action, claims, suits, debts, contracts, complaints, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether in law or in equity, contract or tort law, whether known or unknown which I have or may have now or in the future against the Releasee (except for the requirement to provide the Consideration), which arise out of or are in any manner whatsoever, directly or indirectly connected to either or both of my employment and the cessation of such employment with the Company, including without limitation any claim or rights under the Employment Standards Act (BC) and the Human Rights Code (BC), any claims for severance pay or pay in lieu of notice of termination, any outstanding wages, bonuses, salary, overtime pay, any vacation pay, holiday pay, pension or other employment benefit entitlements, including long and short term disability benefits, life insurance, claims for physical or mental injury or loss of dignity and any other type of damages, or claims for benefits.

2. I agree not to initiate any proceeding or claim against the Releasees in respect of any matters which are the subject matter of this Release. I agree that, if I violate this covenant not to sue, I will pay all costs and expenses of defending against the proceeding or claim incurred by the Releasee, including lawyers’ reasonable fees and disbursements.

3. I will not take any action detrimental to the Releasees, nor disparage the Releasees to any third party.

4. In my employment with the Company I had obligations to protect the Company’s’ confidential information. I agree that such obligations survive the termination of my employment and that the Releasees will suffer irreparable harm if the Company’s confidential information is disclosed or used by me other than strictly for the benefit of the Company or without their express written authorization.

5. The Company will withhold income tax and other statutory deductions from the Consideration and I will indemnify and hold harmless the Releasees from any liability for tax, penalty, interest or any other amount of any kind arising under statutory authority including but not limited to Canada Pension Plan and Employment Insurance obligations and income tax obligations as required by the Canada Revenue Agency with respect to the Consideration, my employment with the Company, or its termination.

6. It is a condition of this Release that the circumstances leading to the termination of my employment and the terms of this Release are strictly confidential and shall not be disclosed by me, except as required by law or to my spouse or partner, financial or legal advisors, all of whom shall be advised on the confidential nature of the terms and be required to maintain confidentiality over the terms.

7. The provision of the Consideration shall not be deemed nor construed as an admission of liability on the part of the Releasee, by whom liability is expressly denied.

I represent and warrant that:

(a)

I have returned all property of the Company including all originals or copies of the Company’s records, files, financial documents, client list, or any other material that in any way touches upon the business, customers, personnel or operations of the Company.

(b)

I have read and fully understand the contents, terms and effect of this Release. The Consideration is accepted voluntarily for the purpose of making a full and final settlement of all claims that I have or may have against the Company and that I have had the opportunity to obtain independent legal advice as to its terms and I acknowledge that the Company relies on this representation and declaration.

(c)

I have been advised that my eligibility for coverage for benefits paid for by the Company will cease, subject to the terms of the benefits plans, at the end of Notice Period, or until I obtain other benefit coverage, whichever occurs first.

This Release will be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia without regard to principles of conflict of laws.

Should any provision of this Release be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Release shall otherwise remain in full force and effect and be construed as if said illegal, invalid or unenforceable provision had not been included herein.

[Signature Page Follows]

IN WITNESS WHEREOF I have set my hand this 5th day of August 2019.

/s/ Darcie Stuart	)
Witness Signature Darcie Stuart	) ) )
Witness Name Director, Contracts & Legal	) ) )	/s/ David Main
Occupation	)	DAVID MAIN
450-887 Great Northern Way	) )
Address Vancouver, BC VC3 549	) ) )

[Signature Page to Full and Final Release]